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                               [TEAM HEALTH LOGO]

FOR IMMEDIATE RELEASE                         Contact:
                                              Team Health, Inc.
                                              Knoxville, Tennessee
                                              David Jones, CFO
                                              (865) 693-1000

TEAM HEALTH ANNOUNCES SECOND QUARTER 2004 RESULTS

KNOXVILLE, TENN. - AUGUST 10, 2004 - Team Health, Inc. today announced results for its second quarter ended June 30, 2004.

For the second quarter of 2004, net revenue less provision for uncollectibles ("revenue less provision") increased 2.3% to $256.0 million from $250.1 million in the second quarter of 2003. Same contract revenue less provision increased $5.1 million, or 2.2%, to $229.6 million in the second quarter of 2004 from $224.6 million for the same period of 2003. The Company reported a net loss of $55.9 million in the second quarter of 2004 versus net earnings of $7.7 million in the second quarter of 2003. During the second quarter of 2004, the Company recorded an estimated impairment loss of $65.8 million to reduce the carrying value of the goodwill related to its military staffing business due to contracting changes in the military's TRICARE program. The estimated goodwill impairment charge is based upon the interim results of the TRICARE re-bidding process along with projections of estimated results of the remaining business subject to re-bidding. A final determination of the impairment loss will be known at the end of the re-bidding process which is scheduled to be completed by November 1, 2004.

Net revenue less provision for the six months ended June 30, 2004 increased 5.9% to $517.4 million from $488.5 million in the prior year. For the first six months of 2004, same contract revenue less

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provision increased $23.7 million, or 5.6%, to $447.6 million in 2004 from
$423.9 million in the same period of 2003.

During the first quarter of 2004, the Company completed a financial restructuring. As a result of a total of $16.0 million of refinancing costs and compensatory bonus expense paid in conjunction with the refinancing, along with the estimated impairment loss in the amount of $65.8 million, the Company reported a net loss of $59.6 million in the six months ended June 30, 2004 compared to a net loss of $17.1 million in the six months ended June 30, 2003.

As of June 30, 2004, Team Health had cash of $55.0 million and $76.1 million of available capacity under its revolving credit facility. During the second quarter 2004, Team Health repaid $8.9 million of outstanding debt, including $8.3 million of the 12% Senior Subordinated Notes redeemed in conjunction with the March 2004 refinancing transactions. Total indebtedness as of June 30, 2004 is $429.4 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for the first six months ended June 30, 2004 was $21.4 million compared to $11.7 million in 2003. The increase between periods was principally due to an increase in cash collections on accounts receivable as well as net cash retained under the Company's self-insured professional liability program.

Lynn Massingale, M.D., President and CEO of Team Health said, "Our management team is heavily engaged in the military's TRICARE contract re-bidding process which commenced during the second quarter and is scheduled to be completed by November 1, 2004. During this process, the majority of our revenue derived as a subcontractor under the TRICARE program is being subjected to direct contract re-bidding. Despite a very high level of satisfaction with the quality of our civilian healthcare providers, the Department of Defense has subjected its outsourced healthcare staffing contracts held by us and other companies to a re-bidding process. The potential for disruption to the existing healthcare services of military dependents is significant as physician and other providers are subject to replacement on very short notice in many instances. Management is focused on retaining its existing business as well as winning new staffing contracts. In certain cases, the opportunity to submit bids has been limited to restricted vendor lists or small business or minority qualified businesses. Under these circumstances, the Company is not eligible to bid on such contracts. Despite these challenges, through mid-July we have been able to retain existing contracts and obtain new business equal to approximately 71% of our annual revenue that has been re-bid and awarded to date. The contracts re-bid to date represent approximately 63% of the

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Company's military staffing revenues that are subject to re-bidding. The remaining balance of the contracts will be re-bid over the balance of the year and we are committed to making every effort to ensure that all opportunities to retain and add new business during this period of transition are maximized.

"We anticipate that the changes to our military staffing business derived from the TRICARE program will result in a decline in revenues and earnings associated with military staffing. The total impact of the TRICARE changes still remains unknown due to the volume of contracts still subject to re-bidding over the balance of the year. However, based upon the known results of the re-bidding process as well as an estimate of the future results of contracts yet to be awarded, we have concluded that a portion of the goodwill related to the military staffing business is impaired and we recorded an estimated goodwill impairment loss during the second quarter.

"The military staffing operation is expected to remain profitable at the conclusion of the re-bidding process although at levels below its current level of profitability. We believe our proven ability to provide the military with high quality healthcare professionals in a timely manner will ultimately be rewarded in the form of future growth. The near term reduction expected in the profitability of our military business is not expected to impact compliance with our debt covenant provisions regarding maintenance of required financial ratios.

"As a whole, Team Health has achieved growth in revenue and profitability due to pricing increases and control over our service costs.

"All our resources remain committed to the day to day operations of providing ongoing value to our customers and physicians. Despite the challenges in the current environment, an ongoing focus on serving our customers and managing the details of the business will provide opportunities for the continued long term financial growth of the Company."

ABOUT TEAM HEALTH

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 450 civilian and military hospitals, surgical centers, imaging centers and clinics in 42 states. For more information about Team Health, visit www.teamhealth.com.

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As previously announced, Team Health will hold an investor conference call at
9:00 a.m. Eastern Time on August 11, 2004. All interested parties may listen to the call by calling (877) 234-1830. A taped replay of the call will be available after 12:00 p.m. Eastern Time Wednesday, August 11, 2004, through midnight on August 18, 2004, by calling (800) 642-1687, access code 8948249.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements", including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                               - tables attached -
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                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                            -----------------------
                                                               2004         2003
                                                            ----------   ----------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Net revenue                                                 $  388,730   $  358,979
Provision for uncollectibles                                   132,736      108,848
                                                            ----------   ----------
    Net revenue less provision for uncollectibles              255,994      250,131
Cost of services rendered
    Professional service expenses                              191,237      187,001
    Professional liability costs                                13,617       14,535
                                                            ----------   ----------
        Gross profit                                            51,140       48,595
General and administrative expenses                             24,124       24,460
Management fee and other expenses                                  457          128
Depreciation and amortization                                    3,459        5,598
Interest expense, net                                            7,008        6,178
Estimated impairment loss                                       65,819            -
                                                            ----------   ----------
    Earnings (loss) before income taxes                        (49,727)      12,231
Provision for income taxes                                       6,190        4,553
                                                            ----------   ----------
Net earnings (loss)                                            (55,917)       7,678
Dividends on preferred stock                                         -        3,600
                                                            ----------   ----------
  Net earnings (loss) attributable to common stockholders   $  (55,917)  $    4,078
                                                            ==========   ==========

                                    - more -

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                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                       SIX MONTHS ENDED
                                                           JUNE 30,
                                                       2004         2003
                                                    ----------   ----------
                                                          (UNAUDITED)
                                                         (IN THOUSANDS)
Net revenue                                         $  786,032   $  709,118
Provision for uncollectibles                           268,628      220,573
                                                    ----------   ----------
    Net revenue less provision for uncollectibles      517,404      488,545
Cost of services rendered
    Professional service expenses                      385,948      368,997
    Professional liability costs                        29,891       76,078
                                                    ----------   ----------
        Gross profit                                   101,565       43,470
General and administrative expenses                     48,819       45,923
Management fee and other expenses                          613          253
Depreciation and amortization                            6,944       11,121
Interest expense, net                                   14,326       12,393
Refinancing costs                                       14,731            -
Estimated impairment loss                               65,819            -
                                                    ----------   ----------
    Loss before income taxes                           (49,687)     (26,220)
Provision (benefit) for income taxes                     6,266       (9,089)
                                                    ----------   ----------
Net loss                                               (55,953)     (17,131)
Dividends on preferred stock                             3,602        7,161
                                                    ----------   ----------
  Net loss attributable to common stockholders      $  (59,555)  $  (24,292)
                                                    ==========   ==========

                                     -more-

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                                TEAM HEALTH, INC.
                            SUPPLEMENTAL INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                              JUNE 30,     DECEMBER 31,
                                                2004           2003
                                            ------------   ------------
Cash and cash equivalents                   $     54,971   $    100,964
Long-term debt, including current portion        429,375        299,415
Accounts receivable, net                         152,002        167,957
Capital expenditures, year to date                 2,557          8,972

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